                                                                     EXHIBIT 6.B



[SECURITY LIFE LOGO APPEARS HERE]


April 27, 1998


Security Life of Denver Insurance Company
1290 Broadway
Denver, CO  80203-5699


Re:  Security Life Separate Account L1
     Post-Effective Amendment No. 7; SEC File No. 33-74190


Gentlemen:

In my capacity as Senior Vice President and Chief Actuary of Security Life of Denver Insurance Company ("Security Life"), I have provided actuarial advice concerning:

The preparation of Post-Effective Amendment No. 7 to the Registration Statement on Form S-6 (File No. 33-88148) to be filed by Security Life and its Security Life Separate Account L1 (the "Separate Account") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the "Strategic Advantage" and "Strategic Advantage II" variable universal life insurance policies; and

The preparation of the policy forms for the variable universal life insurance policies described in Post-Effective Amendment No. 7 (the "Policies").

It is my professional opinion that

1. The aggregate fees and charges under the Policies are reasonable in relation to the services rendered the expenses expected to be incurred and the risks assumed by Security Life.

2. The illustrations of death benefits, account value, cash surrender value, and total premiums paid plus interest at 5 percent shown in the Prospectus, based on the assumptions stated in the illustration are consistent with the provisions of the Policies. The rate structures of the Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations included, appear to be correspondingly more favorable to prospective buyers than other illustrations which could have been provided at other combinations of ages, sex of the insured, death benefit option and amount, definition of life insurance test, premium class, and premium amounts. Insureds of other premium classes may have higher costs of insurance charges.

3. All other numerical examples shown in the Prospectus are consistent with the Policies and our other practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to Post-Effective Amendment No. 7 to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus.

Sincerely,


/s/ Lawrence D. Taylor
Lawrence D. Taylor, F.S.A., M.A.A.A.

LDT:tls